Exhibit 99.1

♦NEWS♦

FOR RELEASE: February 1, 2005

CONTACT:	Craig Wanichek, Investor Relations	Bevo Beaven, Vice President
	Monaco Coach Corporation	Bill Conboy, Sr. Account Executive

(541) 681-8029

CTA Public Relations

(303) 665-4200

Monaco Coach Corporation Reports Record Revenues and Unit Sales for 2004

Total RV unit sales rose 33%, towable unit sales jumped 78% in 2004 despite Q4 slowdown

Coburg, Oregon – Feb. 1, 2005 – Monaco Coach Corporation (NYSE: MNC) today reported revenue and earnings for the fourth quarter and fiscal year ended January 1, 2005.

For the fiscal year ended January 1, 2005 revenue increased 19.6% to a record $1.4 billion compared to $1.2 billion for the prior fiscal year.  Operating income for the year increased 56.7% to $59.9 million versus $38.2 million for 2003.  Net income for the year was $36.7 million, a 65.3% increase over $22.2 million earned in 2003.  Earnings per share increased by 64.0% to $1.23 per share in 2004, compared to $0.75 per share for 2003.

Fourth quarter 2004 revenue increased  1% to $325.6 million, versus $322.9 million for the fourth quarter of 2003.  Operating income for the fourth quarter decreased to $8.9 million compared to $17.4 million for the fourth quarter of 2003.  Net income for the fourth quarter was $5.4 million versus $11.0 million for the fourth quarter of 2003.  Earnings per share for the quarter were 18 cents versus 37 cents for the same period last year.

Unit sales of Monaco Coach Corporation products for the fiscal year ended January 1, 2005 totaled 12,820 units, up 32.9% from 9,644 units for the prior year. Fiscal-year motorhome sales totaled 8,199 units up 16.3% and fiscal year towable recreational vehicles totaled 4,621 up 78.2% compared to 2003.

For the fourth quarter 2004, unit sales of Monaco Coach Corporation products increased by 15.2% to 2,973 units, up from 2,581 units for the same period a year ago.  Fourth quarter motorhome sales totaled 1,822 units and fourth quarter towable recreational vehicles totaled 1,151 units.

“We are very proud of what our team accomplished in 2004,” stated Monaco Coach Chairman and Chief Executive Officer Kay Toolson.  “Despite the slowdown of the markets in the second half of the year due to the hurricanes in the Southeast and the hesitation by consumers leading up to the election, 2004’s record revenues and unit sales confirm the broadening acceptance of the full range of Monaco Coach products by the retail customer and our dealer partners.  While many markets remain very competitive, we are currently focused more than ever on developing, engineering, and manufacturing the best products in the recreational vehicle industry, including entry level fifth wheels and travel trailers, mid-range gasoline powered models and our legacy class-A diesel products.”

According to Monaco Coach President John Nepute, “We were pleased that our overall 2004 margins improved as compared to 2003.  Competition in the mid to low priced class-A motorhome market and the end of the year retail softness created pricing that remained very competitive.  This has led to pressure on our gross profit margin.  We reduced production in the fourth quarter in an attempt to match retail demand and make sure dealer inventories remained normal.  We responded to the competitive pricing to ensure that we were not left with a finished goods inventory buildup and to maintain an appropriate level of shelf-space with our dealer partners.”

Nepute went on to say, “We expect the retail market to improve as our dealer partners participate at the various RV shows and rallies which are just beginning across the country.  The anticipated reduction of inventory should help to improve the pricing environment.”

Monaco Coach Corporation Vice President and Chief Financial Officer Marty Daley said, “The company remains very focused on making further improvements in the selling, general and administrative expenses area.  We reduced these expenses by over $3 million in the fourth quarter, compared to the third quarter of 2004.

“The Recreational Vehicle Industry Association’s RV market expert, Dr. Richard Curtin, is expecting a modest 3.3% decline for the entire market in 2005.  However, we believe that Monaco should be able grow at a faster rate than the overall market, and we expect to see flat to slightly improving unit sales in 2005.  We presently anticipate gross margin and selling, general and administrative expenses in 2005 to average 12.1% and 7.8% respectively, reflecting a continuation of moderate discounting and sales promotions through the first half of the year.  The resulting earnings per share for the year would be approximately $1.20.

“Accounting for the challenging retail environment we have reduced production days in first quarter from 65 to 57.  We expect this level of production will result in first quarter revenues of approximately $325 million to $335 million.  For the first quarter of 2005 we expect our gross margin and selling and general and administrative expenses to be approximately 11.4% and 8.2%, generating operating margins in the 3.0% to 3.2% range and earnings per share of 20 cents to 22 cents.”

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Central Oregon and Indiana, Monaco Coach Corporation employs more than 6000 people and is one of the nation’s leading manufacturers of recreational vehicles. The company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.  For additional information about Monaco Coach Corporation please visit www.monaco-online.com.

The statements above regarding inventory levels, market sales levels, SG & A cost reductions, reduction of discounting and incentives, the Company’s ability to decrease production rates, and the Company’s growth rate, revenue, gross margin and sales, general, and administrative expenses guidance for the first quarter of 2005 and for the 2005 fiscal year are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, a general slowdown in the economy, new product introductions by competitors, or the loss of dealers or a deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2003, and the 2003 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at www.sec.gov.

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MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands)

	January 3, 2004	January 1, 2005
ASSETS
Current assets:
Cash	$13,398	$0
Trade receivables, net	89,170	127,380
Inventories	127,746	169,777
Resort lot inventory	13,978	7,315
Prepaid expenses	3,029	5,190
Deferred income taxes	33,836	33,188
Total current assets	281,157	342,850

Property, plant and equipment, net	141,662	141,563
Debt issuance costs, net	596	571
Goodwill	55,254	55,254
Total assets	$478,669	$540,238

LIABILITIES
Current liabilities:
Book overdraft	$0	$1,587
Line of credit	0	34,062
Current portion of long-term note payable	15,000	0
Accounts payable	64,792	79,072
Product liability reserve	20,723	20,233
Product warranty reserve	29,643	32,369
Income taxes payable	3,395	2,087
Accrued expenses and other liabilities	26,373	31,533
Total current liabilities	159,926	200,943

Long-term note payable	15,000	0
Deferred income taxes	17,495	19,679
	192,421	220,622

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; 50,000,000 shares authorized, 29,246,143 and 29,425,787 issued and outstanding respectively	292	294
Additional paid-in capital	54,919	57,454
Retained earnings	231,037	261,868
Total stockholders’ equity	286,248	319,616
Total liabilities and stockholders’ equity	$478,669	$540,238

MONACO COACH CORPORATION

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended		Year Ended
	January 3, 2004	January 1, 2005	January 3, 2004	January 1, 2005

Net sales	$322,863	$325,624	$1,168,311	$1,397,243
Cost of sales	280,843	289,045	1,028,377	1,227,117
Gross profit	42,020	36,579	139,934	170,126

Selling, general and administrative expenses	24,640	27,652	101,700	110,209
Operating income	17,380	8,927	38,234	59,917

Other income, net	93	87	260	343
Interest expense	(410)	(400)	(2,968)	(1,547)
Income before income taxes	17,063	8,614	35,526	58,713

Provision for income taxes	6,033	3,216	13,326	22,008

Net income	$11,030	$5,398	$22,200	$36,705

Earnings per common share:
Basic	$.38	$.18	$.76	$1.25
Diluted	$.37	$.18	$.75	$1.23

Weighted average common shares outstanding:
Basic	29,185,368	29,418,022	29,062,649	29,370,455
Diluted	29,831,507	29,891,383	29,567,012	29,958,646

MONACO COACH CORPORATION

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Year Ended
	January 3, 2004	January 1, 2005

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$22,200	$36,705
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Gain on sale of assets	43	229
Depreciation and amortization	9,768	10,699
Deferred income taxes	3,852	2,832
Changes in working capital accounts:
Trade receivables, net	27,854	(38,210)
Inventories	47,863	(42,031)
Resort lot inventory	5,869	6,663
Prepaid expenses	573	(2,171)
Accounts payable	(13,263)	14,280
Product liability reserve	(599)	(490)
Product warranty reserve	(2,102)	2,726
Income taxes payable	(1,141)	(1,308)
Accrued expenses and other liabilities	(3,007)	5,160
Net cash provided by (used in) operating activities	97,910	(4,916)

Cash flows from investing activities:
Additions to property, plant and equipment	(19,510)	(12,314)
Proceeds from sale of assets	2,197	1,936
Proceeds from the sale of Naples property	6,650	0
Net cash used in investing activities	(10,663)	(10,378)

Cash flows from financing activities:
Book overdraft	(3,518)	1,587
(Payments) borrowings on revolving lines of credit, net	(51,413)	34,062
Borrowings on long-term note payable
Payment on long-term note payable	(22,000)	(30,000)
Debt issuance costs	(339)	(416)
Dividends paid	0	(5,874)
Issuance of common stock	3,421	2,537
Net cash (used in) provided by financing activities	(73,849)	1,896

Net change in cash	13,398	(13,398)
Cash at beginning of period	0	13,398

Cash at end of period	$13,398	$0